Exhibit 99.1

American Public Education Reports Fourth Quarter and Full Year 2023 Results

CHARLES TOWN, W.Va., March 5, 2024 /PRNewswire/ -- American Public Education, Inc. (Nasdaq: APEI) announced financial results for the quarter and year ended December 31, 2023.

Fourth Quarter Highlights:

•	Consolidated revenue increased 0.2% year-over-year to $152.8 million.

•	Net income available to common stockholders was $11.5 million, compared to a net loss available to common stockholders of $6.6 million in the prior year period.

•	Net income per diluted common share was $0.64, compared to a net loss per diluted common share of $0.35 in the same period of 2022.

•	Adjusted EBITDA increased 66.8% year-over-year to $25.7 million.

•	APEI maintained a strong liquidity position, with total cash, cash equivalents and restricted cash increasing $14.9 million or 11.5% year-over-year to approximately $144.3 million.

“Reflecting on 2023, I’m encouraged by the leadership team we have assembled, the enrollment momentum we’ve gained, and the strengthening of our business we’ve delivered– all while extending the reach and impact of our value proposition to our over 107,000 students,” said Angela Selden, President and Chief Executive Officer of APEI.

“We are Powering Potential and Prosperity for our service minded students every day.  Looking ahead to 2024, our unwavering commitment to academic excellence along with our emphasis on operational efficiency and innovation will further enhance student outcomes and enable us to efficiently serve even more students and communities,” added Selden.

Financial Results:

For the three months ended December 31, 2023:

•	Total consolidated revenue was $152.8 million, an increase of $0.4 million, or 0.2%, compared to $152.4 million for the three months ended December 31, 2022. The increase was primarily due to a $6.0 million, or 8.1%, increase in revenue in our APUS Segment and a $3.1 million, or 24.9%, increase in revenue in our HCN Segment, partially offset by an $8.1 million, or 13.4%, decrease in revenue in our Rasmussen University (“RU”) Segment and a $0.6 million, or 10.3%, decrease in Graduate School USA (“GSUSA”) revenue included in Corporate and Other. The RU Segment revenue decrease was primarily due to a 9.6% decrease in total student enrollment as compared to the prior year period, partially offset by increases in the tuition of certain programs implemented in January 2023. The APUS Segment revenue increase was primarily due to a 4.0% increase in net course registrations and tuition and fee increases implemented in the second and third quarters of 2023. The HCN Segment revenue increase was primarily due to a 19.2% increase in total student enrollment, as well as a 5% tuition increase implemented during the second quarter, compared to the prior year period. GSUSA revenue decrease was primarily due to a decrease in the number of training courses completed during the quarter.

•	Total costs and expenses were $136.9 million, a decrease of $15.8 million, or 10.4%, compared to $152.7 million for the three months ended December 31, 2022. The decrease in costs and expenses was due primarily to decreases in advertising costs, employee compensation, depreciation and amortization costs, and Collegis, LLC (“Collegis”) transition costs.

Costs and expenses included a $2.4 million loss on assets held for sale representing real property no longer used by our APUS Segment. In the prior year period, cost and expenses included a $2.0 million impairment charge of intangible assets in our RU Segment. Costs and expenses as a percentage of revenue decreased to 89.6% from 100.2% for the three months ended December 31, 2022.

•	Instructional costs and services expenses were $70.7 million, a decrease of $2.1 million, or 2.9%, compared to $72.9 million for the three months ended December 31, 2022. The decrease in instructional costs and services expenses was primarily due to decreases in employee compensation costs in our RU Segment, partially offset by increases in employee compensation costs in our HCN Segment and Corporate and Other. Instructional costs and services expenses as a percentage of revenue increased to 46.3% from 47.8% for the three months ended December 31, 2022.

•	Selling and promotional expenses were $26.8 million, a decrease of $11.8 million, or 30.6%, compared to $38.6 million for the three months ended December 31, 2022. The decrease in selling and promotional expenses was primarily due to decreases in advertising and employee compensation costs in all our segments, as well as a decrease in Collegis transition costs in our RU Segment. Selling and promotional expenses as a percentage of revenue decreased to 17.5% from 25.3% for the three months ended December 31, 2022.

•	General and administrative expenses were $31.3 million, an increase of $0.2 million, or 0.5%, compared to $31.2 million for the three months ended December 31, 2022. The increase in general and administrative expenses was primarily due to an increase in compensation costs in our RU and HCN Segments and Corporate and Other, partially offset by decreases in employee compensation costs and professional fees and technology costs, primarily in our APUS Segment. General and administrative expenses as a percentage of revenue increased to 20.5% from 20.4% for the three months ended December 31, 2022. As we continue to evaluate enhancements to our business capabilities, particularly in technology, we expect to incur additional costs and that our general and administrative expenses will vary from time to time.

•	Net interest expense was $0.8 million and $7.4 million for the three months ended December 31, 2023 and 2022, respectively. The decrease in net interest expense was primarily due to the decrease in the outstanding balance in our senior secured term loan facility and due to a higher yield on cash balances.

In December 2022, we made $65.0 million in prepayments to reduce outstanding debt and as a result, we wrote off a proportionate amount of unamortized debt issuance costs in the amount of $3.9 million. The write off is recorded in interest expense for the quarter and year ending December 31, 2022.

•	Net income available to common stockholders was $11.5 million, compared to net loss available to common stockholders of $6.6 million for the three months ended December 31, 2022. The increase in net income is a result of changes in revenue and expenses discussed above.

•	Net income per diluted common share was $0.64, compared to a net loss per diluted common share of $0.35 in the same period of 2022. Net income per diluted common share includes a $2.4 million loss on assets held for sale in the fourth quarter of 2023.

•	Adjusted EBITDA was $25.7 million, compared to $15.4 million for the three months ended December 31, 2022. Adjusted EBITDA excludes non-cash compensation expense, (gain)/loss on disposals of long-lived assets, and loss on assets held for sale.

Balance Sheet and Liquidity:

•	Total cash, cash equivalents, and restricted cash were $144.3 million and $129.5 million at December 31, 2023 and December 31, 2022, respectively, representing an increase of $14.9 million, or 11.5%. The increase in cash was primarily due to higher revenue and operating income at APUS, increased payments received from the Army including payments related to periods prior to 2023, and the timing of other receipts and payments, partially offset by the change in billing approach for tuition assistance at APUS, our investment in capital expenditures, payment of preferred dividends, and repurchases of common stock in 2023.

Registrations and Enrollment:

	2023	2022	% Change
American Public University System [1]
For the three months ended December 31, Net Course Registrations	90,700	87,200	4%

For the twelve months ended December 31, Net Course Registrations	367,600	350,400	5%

Rasmussen University [2]
For the three months ended December 31, Total Student Enrollment	14,100	15,600	(10)%

Hondros College of Nursing [3]
For the three months ended December 31, Total Student Enrollment	3,100	2,600	19%

1 APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. Excludes students in doctoral programs.
2 RU Total Student Enrollment represents students in an active status as of the full-term census or billing date
3 HCN Total Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

First Quarter and Full Year 2024 Outlook:

The following statements are based on APEI's current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law. Refer to APEI's earnings conference call and presentation for further details.

	First Quarter 2024 Guidance
	(Approximate)	(% Yr/Yr Change)

APUS Net course registrations	97,000 to 99,000	1% to 3%

HCN Student enrollment	3,300	22%

RU Student enrollment[1]	13,500	-6%
- On-ground Healthcare	6,300	-11%
- Online	7,200	0%

($ in millions except EPS)
APEI Consolidated revenue	$151.0 – $153.0	1% to 2%
APEI Net income available to common stockholders	($4.4) – ($3.0)	n.m.
APEI Adjusted EBITDA	$8.0 – $10.0	14% to 43%
APEI Diluted EPS	($0.25) – ($0.17)	n.m.

Full Year 2024 Guidance
	(Approximate)	(% Yr/Yr Change)
($ in millions)
APEI Consolidated Revenue	$610 – $620	2% to 3%
APEI Adjusted EBITDA	$55 – $65	-8% to 9%
APEI Capital Expenditure (CapEx)	$17 – $20	22% to 44%

1.	RU revised its method of presenting student enrollment to distinguish between on-ground healthcare and online enrollment, aligning with its operational structure. Quarterly historical enrollment data for the previous year under this new methodology is available in the appendix of our fourth quarter 2023 presentation materials accessible on our website and on Form 8-K filed today with the SEC.

Non-GAAP Financial Measures:

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation, and amortization) and adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses). APEI believes that the use of these measures is useful because they allow investors to better evaluate APEI's operating profit and cash generation capabilities.

For the twelve months ended December 31, 2023 and 2022, adjusted EBITDA excludes non-cash compensation expense, (gain)/loss on disposals of long-lived assets, severance expense, loss on assets held for sale, M&A-related professional fees, transition services costs, adjustment to gain on acquisition, and impairment of goodwill and intangible assets.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of our non-GAAP measures is that they exclude expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that is included in the tables following this press release (under the captions "GAAP Net Income to Adjusted EBITDA," and "GAAP Outlook Net Income to Outlook Adjusted EBITDA") and not to rely on any single financial measure to evaluate its business.

Webcast:

A live webcast of the APEI's fourth quarter 2023 earnings conference call will be held today at 5:00 p.m. Eastern Time. This webcast will be open to listeners who log in through the APEI's investor relations website, www.apei.com. A replay of the live webcast will also be available to listeners through APEI's investor relations website for one year.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI), through its institutions American Public University System (APUS), Rasmussen University, Hondros College of Nursing, and Graduate School USA (GSUSA), provides education that transforms lives, advances careers, and improves communities.

APUS, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students* and serves approximately 90,000 adult learners worldwide via accessible and affordable higher education.

Rasmussen University is a 120-year-old nursing and health sciences-focused institution that serves approximately 13,500 students across its 22 campuses in six states and online. It also has schools of Business, Technology, Design, Early Childhood Education and Justice Studies.

Hondros College of Nursing focuses on educating pre-licensure nursing students at eight campuses (six in Ohio, one in Indiana, and one in Michigan). It is the largest educator of PN (LPN) nurses in the state of Ohio** and serves approximately 3,300 total students.

Graduate School USA is a leading training provider to the federal workforce with an extensive portfolio of government agency customers. It serves the federal workforce through customized contract training (B2G) to federal agencies and through open enrollment (B2C) to government professionals.

Both APUS and Rasmussen are institutionally accredited by the Higher Learning Commission (HLC), an institutional accreditation agency recognized by the U.S. Department of Education. Hondros is accredited by the Accrediting Bureau of Health Education Schools (ABHES). GSUSA is accredited by the Accrediting Council for Continuing Education & Training (ACCET). For additional information, visit www.apei.com.

*Based on FY 2019 Department of Defense tuition assistance data, as reported by Military Times, and Veterans Administration student enrollment data as of 2023.

**Based on information compiled by the National Council of State Boards of Nursing and Ohio Board of Nursing.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "plan," "should," "will," "would," and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding the Company’s future path, expected growth, registration and enrollments, revenues, income and adjusted EBITDA and EBITDA, the growth and profitability of Rasmussen University and plans with respect to recent, current and future initiatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: APEI's failure to comply with regulatory and accrediting agency requirements, including the “90/10 Rule”, and to maintain institutional accreditation and the impacts of any actions APEI may take to prevent or correct such failure; APEI's dependence on the effectiveness of its ability to attract students who persist in its institutions' programs; changing market demands; declines in enrollments at APEI’s subsidiaries; the enactment of legislation that adversely impacts APEI or its subsidiaries; APEI's inability to effectively market its institutions' programs; APEI's inability to maintain strong relationships with the military and maintain course registrations and enrollments from military students; the loss or disruption of APEI's ability to receive funds under tuition assistance programs or the reduction, elimination, or suspension of tuition assistance; adverse effects of changes APEI makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; APEI's need to successfully adjust to future market demands by updating existing programs and developing new programs; APEI's loss of eligibility to participate in Title IV programs or ability to process Title IV financial aid; economic and market conditions and changes in interest rates; difficulties involving acquisitions; APEI’s indebtedness and preferred stock; APEI's dependence on and the need to continue to invest in its technology infrastructure, including with respect to third-party vendors; the inability to recognize the anticipated benefits of APEI's cost savings efforts; APEI’s ability to manage and limit its exposure to bad debt; and the various risks described in the "Risk Factors" section and elsewhere in APEI's Annual Report on Form 10-K for the year ended December 31, 2023, and in other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Contacts:

Frank Tutalo.
Director, Public Relations

American Public Education, Inc

ftutalo@apei.com

571-358-3042

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2023	2022
	(unaudited)

Revenues	$152,804	$152,438
Costs and expenses:
Instructional costs and services	70,747	72,868
Selling and promotional	26,750	38,567
General and administrative	31,332	31,173
Depreciation and amortization	5,081	7,878
Impairment of goodwill and intangible assets	-	2,000
Loss on assets held for sale	2,425	-
Loss on disposals of long-lived assets	537	214
Total costs and expenses	136,872	152,700
Income (loss) from operations before
interest and income taxes	15,932	(262)
Interest expense, net	(791)	(7,389)
Income (loss) before income taxes	15,141	(7,651)
Income tax expense (benefit)	2,124	(1,124)
Equity investment loss, net of tax	(3)	(8)
Net income (loss)	13,014	(6,535)
Preferred stock dividends	1,539	48
Net income (loss) available to common stockholders	$11,475	$(6,583)

Net income (loss) per common share:
Basic	$0.65	$(0.35)
Diluted	$0.64	$(0.35)

Weighted average number of
common shares:
Basic	17,762	18,892
Diluted	17,896	18,976

	Three Months Ended
Segment Information:	December 31,
	2023	2022
Revenues:
APUS Segment	$79,362	$73,399
RU Segment	$52,575	$60,719
HCN Segment	$15,789	$12,642
Corporate and other[1]	$5,078	$5,678
Income (loss) from operations before
interest and income taxes:
APUS Segment	$26,463	$19,114
RU Segment	$(2,867)	$(12,996)
HCN Segment	$783	$(993)
Corporate and other	$(8,447)	$(5,387)

	Twelve Months Ended
	December 31,
	2023	2022
	(unaudited)

Revenues	$600,545	$606,328
Costs and expenses:
Instructional costs and services	292,862	288,472
Selling and promotional	132,955	154,649
General and administrative	128,239	120,352
Depreciation and amortization	27,816	32,127
Impairment of goodwill and intangible assets	64,000	146,900
Loss an assets held for sale	2,425	-
Loss on disposals of long-lived assets	554	1,176
Total costs and expenses	648,851	743,676
(Loss) income from operations before
interest income and income taxes	(48,306)	(137,348)
Gain on acquisition	-	3,828
Interest (expense) income	(4,459)	(17,728)
(Loss) income before income taxes	(52,765)	(151,248)
Income tax (benefit) expense	(10,715)	(36,276)
Equity investment loss, net of tax	(5,236)	(21)
Net loss	(47,286)	(114,993)
Preferred stock dividends	6,008	48
Net loss available to common stockholders	$(53,294)	$(115,041)

Net loss per common share:
Basic	$(2.94)	$(6.10)
Diluted	$(2.93)	$(6.08)

Weighted average number of
common shares:
Basic	18,112	18,859
Diluted	18,193	18,914

	Twelve Months Ended
Segment Information:	December 31,
	2023	2022
Revenues:
APUS Segment	$303,303	$285,128
RU Segment	$214,086	$253,257
HCN Segment	$56,936	$47,078
Corporate and other[1]	$26,220	$20,865
(Loss) income from operations before
interest income and income taxes:
APUS Segment	$84,426	$58,452
RU Segment	$(103,575)	$(166,557)
HCN Segment	$(1,396)	$(4,011)
Corporate and other[1]	$(27,761)	$(25,232)

1. Corporate and Other includes tuition and contract training revenue earned by GSUSA and the elimination of intersegment revenue for courses taken by employees of one segment at other segments.

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three months ended December 31, 2023 and 2022:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share data)	2023	2022	2023	2022
Net loss available to common stockholders	$11,475	$(6,583)	$(53,294)	$(115,041)
Preferred stock dividends	1,539	48	6,008	48
Net loss	$13,014	$(6,535)	$(47,286)	$(114,993)
Income tax expense (benefit)	2,124	(1,124)	(10,715)	(36,276)
Interest expense	791	7,389	4,459	17,728
Equity investment loss, net of tax	3	8	5,236	21
Depreciation and amortization	5,081	7,878	27,816	32,127
EBITDA	21,013	7,616	(20,490)	(101,393)

Impairment of goodwill and intangible assets	-	2,000	64,000	146,900
Adjustment to gain on acquisition	-	-	-	(3,828)
Stock Compensation	1,715	1,306	7,740	8,009
(Gain) loss on disposals of long-lived assets	537	214	554	1,176
Loss on assets held for sale	2,425	-	2,425	-
M&A - related professional	-	328	-	1,930
Transition services cost	-	3,936	2,403	3,936
Severance expense	-	-	2,959	-
Adjusted EBITDA	$25,690	$15,400	$59,591	$56,730

GAAP Outlook Net Income to Outlook Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s outlook GAAP net income to the calculation of outlook adjusted EBITDA for the three months ending March 31, 2024 and twelve months ending December 31, 2024:

	Three Months Ending		Twelve Months Ending
	March 31, 2024		December 31, 2024
(in thousands, except per share data)	Low	High	Low	High
Net income/(loss) available to common stockholders	$(4,353)	$(2,953)	$4,150	$11,150
Preferred dividends	1,500	1,500	6,000	6,000
Net Income/(Loss)	(2,853)	(1,453)	10,150	17,150
Income tax expense/(benefit)	(1,223)	(623)	4,350	7,350
Interest expense	2,075	2,075	7,700	7,700
Depreciation and amortization	5,200	5,200	20,300	20,300
EBITDA	3,200	5,200	42,500	52,500
Stock compensation	2,000	2,000	7,400	7,400
Other - Dallas lease buyout	2,200	2,200	2,200	2,200
Transition services cost	600	600	2,900	2,900
Adjusted EBITDA	$8,000	$10,000	$55,000	$65,000